                                                               EXHIBIT (15)

ENSERCH Corporation:



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiary companies for the periods ended March 31, 1996 and 1995, as indicated in our report dated May 1, 1996; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, is incorporated by reference in Registration Statements No. 2-59259, No. 33-40589, No. 33-47911 and No. 2-77572 on Form S-8, and in Registration Statements No. 33-15623, No. 33-52525 and No. 33-61635 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
May 14, 1996













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